Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
K12 Inc.
Herndon, Virginia
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-148436) of K12 Inc. of our reports dated September 13, 2010, relating to the consolidated financial statements, financial statement schedule and the effectiveness of K12 Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2010.
/s/ BDO USA, LLP
Bethesda, Maryland
September 13, 2010